SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 1)

                                MVC Capital, Inc.
           ----------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
           ----------------------------------------------------------
                         (Title of Class of Securities)


                                    553829102
           ----------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                December 31, 2005
           ----------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP NO. 553829102                                                 Page 2 of 12
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Partners Small Cap Value, L.P. 13-3688497
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   373,550 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   373,550 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person :
      373,550 Shares
--------------------------------------------------------------------------------
10)Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_|
(See Instructions)
-------------------------------------------------------------------------------
11)Percent of Class Represented by Amount in Row (9):
      2.0% of Common Stock
-------------------------------------------------------------------------------
12)Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO. 553829102                                                 Page 3 of 12
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Partners Small Cap Value, L.P. I 13-3953291
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   456,350 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   456,350 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person: 456,350 Shares
--------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)Percent of Class Represented by Amount in Row (9): 2.4 % of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person: PN
--------------------------------------------------------------------------------

CUSIP NO. 553829102                                                 Page 4 of 12
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   308,600 Shares
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   308,600 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
      308,600 Shares
-------------------------------------------------------------------------------
10)Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)Percent of Class Represented by Amount in Row (9): 1.6 % of Common Stock
-------------------------------------------------------------------------------
12)Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------

CUSIP NO. 553829102                                                 Page 5 of 12
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Channel Partnership II, L.P. 22-3215653
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   32,500 Shares
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power: 32,500 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person: 32,500 Shares
-------------------------------------------------------------------------------
10)Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)Percent of Class Represented by Amount in Row (9): 0.2 % of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO. 553829102                                                 Page 6 of 12
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc.
13-3873998
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   18,600 Shares
BENEFICIALLY OWNED         -----------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power: 18,600 Shares
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person : 18,600 Shares
-------------------------------------------------------------------------------
10)Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)Percent of Class Represented by Amount in Row (9): 0.1% of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------

CUSIP NO. 553829102                                                 Page 7 of 12
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Capital Management, LLC  13-4018186
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   829,900 Shares (1)
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   829,900 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
       829,900 Shares (1)
--------------------------------------------------------------------------------
10)Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)Percent of Class Represented by Amount in Row (9): 4.3 % of Common Stock (1)
-------------------------------------------------------------------------------
12)Type of Reporting Person: OO (Limited Liability Company)
-------------------------------------------------------------------------------
(1)Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 553829102                                                 Page 8 of 12
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Capital, Inc. (No IRS Identification No.)
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                   308,600 Shares (1)
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   308,600 Shares (1)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
       308,600 Shares (1)
-------------------------------------------------------------------------------
10)Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11)Percent of Class Represented by Amount in Row (9): 1.6 % of Common Stock (1)
-------------------------------------------------------------------------------
12)Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------
(1)Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 553829102                                                 Page 9 of 12
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Nelson Obus
--------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b)[X] Reporting person is affiliated with other persons
--------------------------------------------------------------------------------
3) SEC Use Only
--------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES           5) Sole Voting Power:
                                    51,100 Shares (1) (2)
BENEFICIALLY OWNED BY      -----------------------------------------------------
EACH REPORTING             6) Shared Voting Power
PERSON WITH                -----------------------------------------------------
                           7) Sole Dispositive Power:
                                   51,100 Shares (1) (2)
                           -----------------------------------------------------
                           8) Shared Dispositive Power
--------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
       51,100 Shares (1) (2)
--------------------------------------------------------------------------------
10)Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
--------------------------------------------------------------------------------
11)Percent of Class Represented by Amount in Row (9): 0.3 % of Common Stock (1)
(2)
--------------------------------------------------------------------------------
12) Type of Reporting Person: IN
-------------------------------------------------------------------------------
(1)Nelson Obus, as general partner of Channel Partnership II, L.P. holds an indirect beneficial interest in 32,500 of these shares which are directly beneficially owned by Channel Partnership II, L.P.

(2)Nelson Obus has the power to vote and dispose of the securities owned by the Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc. and accordingly holds an indirect beneficial interest in 18,600 of these shares which are directly beneficially owned by the Wynnefield Capital, Inc. Profit Sharing and Money Purchase Plans, Inc.

ITEM 1(a).  Name of Issuer:
         MVC Capital, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
         287 Bowman Avenue, Purchase, NY 10577
         -----------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -----------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -----------------------------------------------------------------------
         Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
         -----------------------------------------------------------------------
         Channel Partnership II, L.P. ("Channel")
         -----------------------------------------------------------------------
         Wynnefield Capital, Inc. Profit Sharing and
         Money Purchase Plans, Inc. ("Plan")
         -----------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -----------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -----------------------------------------------------------------------
         Nelson Obus ("Obus")
         -----------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         450 Seventh Avenue, Suite 509, New York, New York 10123
         -----------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         Partners and Partners I are Delaware Limited Partnerships
         -----------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -----------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -----------------------------------------------------------------------
         Channel is a New York Limited Partnership
         -----------------------------------------------------------------------
         The Plan is a New York corporation
         -----------------------------------------------------------------------
         Obus is a citizen of the United States of America

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.01 Par Value Per Share
         -----------------------------------------------------------------------

ITEM 2(e).  CUSIP Number: 553829102

ITEM 3.     If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is: None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:
(a) Amount beneficially owned by all reporting persons: 1,189,600 Shares
(b) Percent of class: 6.2 % of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)  sole power to vote or to direct the vote:
                 1,189,600 Shares
         (ii) shared power to vote or to direct the vote
         (iii)sole power to dispose or to direct the disposition:
                 1,189,600 Shares
         (iv) shared power to dispose or to direct the disposition
----
ITEM 5.  Ownership of five percent or less of a class.
         Not applicable.

ITEM 6. Ownership of more than five percent on behalf of another person. Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.
         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.
         Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   February 13, 2006
                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                   By: Wynnefield Capital Management, LLC,
                                       General Partner

                                       By:  /s/ Nelson Obus
                                           ------------------------------------
                                           Nelson Obus, Managing Member

                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                   By: Wynnefield Capital Management, LLC,
                                       General Partner

                                       By:  /s/ Nelson Obus
                                           ------------------------------------
                                           Nelson Obus, Managing Member

                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                  By:  Wynnefield Capital, Inc.

                                       By:  /s/ Nelson Obus
                                           ------------------------------------
                                           Nelson Obus, President

                                  CHANNEL PARTNERSHIP II, L.P.

                                  By:  /s/ Nelson Obus
                                      -----------------------------------------
                                      Nelson Obus, General Partner

                                       /s/ Nelson Obus
                                      -----------------------------------------
                                      Nelson Obus, Individually

                                  WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                  By:  /s/ Nelson Obus
                                      -----------------------------------
                                      Nelson Obus, Managing Member

                                  WYNNEFIELD CAPITAL, INC.

                                  By:  /s/ Nelson Obus
                                      -----------------------------------
                                      Nelson Obus, President

                                  WYNNEFIELD CAPITAL, INC. PROFIT SHARING
                                  AND MONEY PURCHASE PLANS, INC.

                                  By:  /s/ Nelson Obus
                                      -----------------------------------
                                      Nelson Obus, Portfolio Manager

                                                                       Exhibit 1

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, $.01 par value per share, of MVC Capital, Inc., a Delaware corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated:  as of February 13, 2006   WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                  By:  Wynnefield Capital Management, LLC,
                                       General Partner

                                  By:  /s/ Nelson Obus
                                       -----------------------------------------
                                       Nelson Obus, Co-Managing Member


                                  WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                                  By:  Wynnefield Capital Management, LLC,
                                       General Partner

                                  By:  /s/ Nelson Obus
                                       -----------------------------------------
                                       Nelson Obus, Co-Managing Member


                                  WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                                  By:  /s/ Nelson Obus
                                       -----------------------------------------
                                       Wynnefield Capital, Inc.


                                  By:  /s/ Nelson Obus
                                       -----------------------------------------
                                       Nelson Obus, President


                                  CHANNEL PARTNERSHIP II, L.P.

                                  By:  /s/ Nelson Obus
                                       -----------------------------------------
                                       Nelson Obus, General Partner

                                       /s/ Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, Individually


                                  WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                  By:  /s/ Nelson Obus
                                       -----------------------------------------
                                       Nelson Obus, Co-Managing Member


                                  WYNNEFIELD CAPITAL, INC.

                                  By:  /s/ Nelson Obus
                                       -----------------------------------------
                                       Nelson Obus, President


                                  WYNNEFIELD CAPITAL, INC. PROFIT SHARING AND
                                  MONEY PURCHASE PLANS, INC.

                                  By:  /s/ Nelson Obus
                                       -----------------------------------------
                                       Nelson Obus, Portfolio Manager